Exhibit 4
Amendment to the Extraordinary Report
Rule 802 Legend
This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

(Translation)
[COVER]

Document to be filed:	Amendment to the Extraordinary Report

Filed with:	Director-General of Kanto Finance Bureau

Date of filing:	April 9, 2009

Name of Issuer:	Yukijirushi Nyugyo Kabushiki Kaisha

English name:	Snow Brand Milk Products Co., Ltd.

Name and title of Representative:	Tadaaki Kohnose President and Representative Director

Place at which the head office is located:	1-1, Naebo-cho 6-chome, Higashi-ku, Sapporo City

Telephone number:	Sapporo (704) 2166

Administrative person to contact:	Kei Kobayashi
General Manager, Business Management Group,
Hokkaido Branch

(Note) The above-listed place of head office is a registered address. The actual operations of the head office are run at the following place.

Nearest contact address:	13, Honshio-cho, Shinjuku-ku, Tokyo

Telephone number:	Tokyo (3226) 2114

Administrative person to contact:	Takao Kanemoto Section Manager, Accounting Section, Finance Department

Place for public inspection:	Snow Brand Milk Products Co., Ltd., Tokyo Headquarters (13, Honshio-cho, Shinjuku-ku, Tokyo)

Tokyo Stock Exchange, Inc. (2-1, Nihonbashi Kabuto-cho, Chuo-ku, Tokyo)

Sapporo Securities Exchange (14-1, Minami-Ichijo-Nishi 5-chome, Chuo-ku, Sapporo City)

1	[Reason for the filing]
     Snow Brand Milk Products Co., Ltd. (the “Company”) and Nippon Milk Community Co., Ltd. (“Nippon Milk Community”) reached a final agreement to establish a joint holding company through a share transfer and at the meetings of their respective Boards of Directors held on January 27, 2009, resolved to conclude an “Integration Agreement” concerning the share transfer. Accordingly, an extraordinary report was filed as of January 27, 2009 pursuant to the provisions of Article 24-5, paragraph 4 of the Financial Instruments and Exchange Law of Japan and Article 19, paragraph 2, item 6-3 of the Ordinance of the Cabinet Office Concerning Disclosure of Corporate Information, Etc.
     The Company and Nippon Milk Community, upon approval at the meetings of their respective Boards of Directors held on April 9, 2009, have prepared a “share transfer plan” in connection with the share transfer. Accordingly, an amendment to the extraordinary report is hereby filed pursuant to the provisions of Article 24-5, paragraph 5 of the Financial Instruments and Exchange Law of Japan.
2	[Matters subject to amendment]
(3) Method of the share transfer, details of the allocation in the share transfer and details of the share transfer plan:
(ii)	Details of the allocation in the share transfer and details of the share transfer plan:
ii)	Schedule of the share transfer:

iii)	Details of the share transfer plan:
3	[Amendments]
Amendments are indicated by underlines.
(Before amendment)
(3) Method of the share transfer, details of the allocation in the share transfer and details of the share transfer plan:
(ii)	Details of the allocation in the share transfer and details of the share transfer plan:
(omitted)
ii)	Schedule of the share transfer:

January 27, 2009:	Meeting of the Board of Directors to approve of the conclusion of the Integration Agreement (both companies)

January 27, 2009:	Conclusion of the Integration Agreement (both companies)

March 31, 2009:	Record date for the Ordinary General Meeting of Shareholders (both companies)

April 9, 2009 (expected):	Meeting of the Board of Directors to resolve the share transfer (both companies)

April 9, 2009 (expected):	Preparation of a share transfer plan (both companies)

June 24, 2009 (expected):	Ordinary General Meeting of Shareholders to approve of the share transfer plan (both companies)

June 24, 2009 (expected):	General Meeting of Holders of Class Shares to approve of the share transfer plan (Nippon Milk Community)

September 25, 2009 (expected):	Date of delisting of shares from the Tokyo Stock Exchange

September 25, 2009 (expected):	Date of delisting of shares from the Sapporo Stock Exchange

October 1, 2009 (expected):	Date of registration of incorporation of the joint holding company (effective date)

October 1, 2009 (expected):	Date of listing of shares of the joint holding company
However, should any unavoidable event occur in the course of the procedures hereafter, the Company and Nippon Milk Community may change the above schedule upon mutual consultation.

iii)	Details of the share transfer plan:

The share transfer plan will be drawn up promptly upon mutual consultation between the Company and Nippon Milk Community and will be approved by their respective Boards of Directors as soon as it is determined.
(After amendment)
(3) Method of the share transfer, details of the allocation in the share transfer and details of the share transfer plan:
(ii)	Details of the allocation in the share transfer and details of the share transfer plan:
(omitted)
ii)	Schedule of the share transfer:

January 27, 2009:	Meeting of the Board of Directors to approve of the conclusion of the Integration Agreement (both companies)

January 27, 2009:	Conclusion of the Integration Agreement (both companies)

March 31, 2009:	Record date for the Ordinary General Meeting of Shareholders (both companies)

April 9, 2009:	Meeting of the Board of Directors to resolve the share transfer (both companies)

April 9, 2009:	Preparation of a share transfer plan (both companies)

June 24, 2009 (expected):	Ordinary General Meeting of Shareholders to approve of the share transfer plan (both companies)

June 24, 2009 (expected):	General Meeting of Holders of Class Shares to approve of the share transfer plan (Nippon Milk Community)

September 25, 2009 (expected):	Date of delisting of shares from the Tokyo Stock Exchange

September 25, 2009 (expected):	Date of delisting of shares from the Sapporo Stock Exchange

October 1, 2009 (expected):	Date of registration of incorporation of the joint holding company (effective date)

October 1, 2009 (expected):	Date of listing of shares of the joint holding company
However, should any unavoidable event occur in the course of the procedures hereafter, the Company and Nippon Milk Community may change the above schedule upon mutual consultation.

iii)	Details of the share transfer plan:
SHARE TRANSFER PLAN
Snow Brand Milk Products Co., Ltd. (“Snow Brand Milk Products”) and Nippon Milk Community Co., Ltd. (“Nippon Milk Community”) have agreed to transfer shares by a method of joint share transfer. Accordingly, the parties hereto hereby draw up a share transfer plan (the “Plan”):
     Article 1: Share Transfer
     Snow Brand Milk Products and Nippon Milk Community shall, by a method of joint share transfer on the date of incorporation of a new 100% parent company (the “Joint Holding Company”) by the parties hereto, make a share transfer, whereby making all of the issued shares of Snow Brand Milk Products and Nippon Milk Community acquired by the Joint Holding Company (the “Share Transfer”).
     Article 2: Objectives, Trade Name, Location of Head Office, Total Number of Issuable

Shares and Other Matters to be Provided for in the Articles of Incorporation of the Joint Holding Company
     1. The objectives, trade name, location of head office and total number of issuable shares of the Joint Holding Company shall be as follows:
(1)	Objectives: As provided for in Article 3 of the Articles of Incorporation in the Schedule attached herewith (the “Articles of Incorporation”)

(2)	Trade name: Yukijirushi Megmilk Kabushiki Kaisha, which shall be written MEGMILK SNOW BRAND Co., Ltd. in English

(3)	Location of head office: 1-1, Naebo-cho 6-chome, Higashi-ku, Sapporo City, Hokkaido

(4)	Total number of issuable shares: 280,000,000 shares
     2. In addition to the matters set forth in the foregoing paragraph, all matters to be provided for in the Articles of Incorporation shall be as set forth in the Articles of Incorporation.
     Article 3: Names of Directors, Corporate Auditors and Account Auditor upon Incorporation of the Joint Holding Company
     1. The names of Directors upon Incorporation of the Joint Holding Company shall be as follows:
Minoru Obara
Tadaaki Kohnose
Kokichi Sato
Toshihiko Tajima
Yoshiharu Nakano
Kiyoyuki Kubo
Sumio Ogawa
Masao Yamato
Hiroshi Naito
Tadashi Idota
Takao Nanba
Nobuko Hiwasa (outside)
     2. The names of Corporate Auditors upon Incorporation of the Joint Holding Company shall be as follows:
Yoshiaki Tada
Minoru Ooka
Takeshi Odagi (outside)
Tadao Shinjo (outside)
Kakuji Takano (Substitute Corporate Auditor)

     3. The name of Account Auditor upon Incorporation of the Joint Holding Company shall be as follows:
     Ernst & Young ShinNihon LLC
     Article 4: Shares to be Delivered to the Shareholders of Snow Brand Milk Products and Nippon Milk Community by the Joint Holding Company upon the Share Transfer and the Allocation thereof
     1. The Joint Holding Company shall, upon the Share Transfer, deliver to the shareholders of Snow Brand Milk Products and Nippon Milk Community respectively entered or recorded in the final registers of shareholders of Snow Brand Milk Products and Nippon Milk Community as of the day immediately preceding the date of incorporation of the Joint Holding Company (as defined in Article 7 hereof; the same applies hereinafter) the number of shares of common stock of the Joint Holding Company which shall be equivalent to the aggregate of (1) the number of shares of common stock of Snow Brand Milk Products issued as of the day immediately preceding the date of incorporation of the Joint Holding Company multiplied by 0.2, (2) (i) the number of shares of common stock of Nippon Milk Community issued as of the day immediately preceding the date of incorporation of the Joint Holding Company multiplied by 0.48 and (ii) the number of Class-A class shares of Nippon Milk Community issued as of the day immediately preceding the date of incorporation of the Joint Holding Company multiplied by 0.96 (with any fraction of one share discarded), in place of the shares of Snow Brand Milk Products and Nippon Milk Community.
     2. Upon the Share Transfer, the shareholders of Snow Brand Milk Products and Nippon Milk Community respectively entered or recorded in the final registers of shareholders of Snow Brand Milk Products and Nippon Milk Community as of the day immediately preceding the date of incorporation of the Joint Holding Company shall, in respect of their shares, be entitled to the allocation of shares to be delivered by the Joint Holding Company at the following ratios. The shares issued by Nippon Milk Community shall be treated differently by class according to the substance of the classes of shares issued, as follows:

One share of common stock of Snow Brand Milk Products:	0.2 shares of common stock of the Joint Holding Company

One share of common stock of Nippon Milk Community:	0.48 shares of common stock of the Joint Holding Company

One Class-A class share of Nippon Milk Community:	0.96 shares of common stock of the Joint Holding Company
     3. The number of shares constituting one unit of shares of the Joint Holding Company shall be 100 shares.
     Article 5: Cancellation of Own Shares
     Snow Brand Milk Products and Nippon Milk Community shall exert their efforts to cancel their respective own shares at an appropriate time no later than the day immediately preceding the date of incorporation of the Joint Holding Company pursuant to the provisions of the Corporation Law of Japan.
     Article 6: Stated Capital, Capital Reserve, Etc. of the Joint Holding Company
     The amounts of the stated capital, capital reserve, etc. of the Joint Holding Company shall be as below:

(1)	Stated capital:	¥20,000,000,000

(2)	Capital reserve:	¥5,000,000,000

(3)	Earned reserve:	¥0

(4)	Other capital surplus:	An amount obtained by deducting the aggregate of the amounts listed in (1) and (2) above from the amount of a change in shareholders’ equity as provided for in Article 52, paragraph 1 of the Corporate Accounting Regulations
     Article 7: Date of Incorporation of the Joint Holding Company
     The date on which the incorporation of the Joint Holding Company must be registered (the “date of incorporation of the Joint Holding Company”) shall be October 1, 2009; provided, however, that such date may be altered upon mutual consultation between Snow Brand Milk Products and Nippon Milk Community if so required for the purpose of the procedure for the Share Transfer.
     Article 8: General Meetings of Shareholders for Approval of Share Transfer
     1. Snow Brand Milk Products shall, at its Ordinary General Meeting of Shareholders scheduled to be held on June 24, 2009, seek resolutions for the approval of the Plan and other matters necessary for the Share Transfer.
     2. Nippon Milk Community shall, at its Ordinary General Meeting of Shareholders scheduled to be held on June 24, 2009 and its General Meeting of Holders of Class Shares scheduled to be held on the same day (or the general meeting of holders of shares of common stock and the general meeting of holders of Class-A class shares), seek resolutions for the approval of the Plan and other matters necessary for the Share Transfer.
     3. Snow Brand Milk Products and Nippon Milk Community may alter the dates for holding the General Meetings of Shareholders set froth in the forgoing two paragraphs upon mutual consultation if so required in the course of the procedure for the Share Transfer.
     Article 9: Stock Listing
     The Joint Holding Company plans to list its shares of common stock on Tokyo Stock

Exchange and Sapporo Securities Exchange as of the date of incorporation of the Joint Holding Company.
     Article 10: Share Registrar
     The share registrar of the Joint Holding Company shall be Mizuho Trust & Banking Co., Ltd.
     Article 11: Management of Corporate Property, Etc.
     Until the date of incorporation of the Joint Holding Company after the Plan is drawn up, Snow Brand Milk Products and Nippon Milk Community shall execute their respective business and manage their respective property with the diligence of a good manager and make any of their respective subsidiaries execute its business and manage its property with the diligence of a good manager. In conducting any act that may have a material effect on their respective property or rights or obligations or making any of their respective subsidiaries conduct any act that may have a material effect on its property or rights or obligations, Snow Brand Milk Products and Nippon Milk Community shall mutually consult and agree in advance.
     Article 12: Effect of the Plan
     The Plan shall lose effect if the Share Transfer is not approved at either of the General Meetings of Shareholders of Snow Brand Milk Products and Nippon Milk Community set forth in Article 8 hereof or all authorizations are not obtained from any competent authority as provided for in laws or ordinances.
     Article 13: Change of Circumstances
     In the event that until the date of incorporation of the Joint Holding Company after the Plan is drawn up, there will have occurred any material change in the financial condition or operating status of either Snow Brand Milk Products or Nippon Milk Community or there will have occurred or emerged any thing that may materially impede the implementation of the Share Transfer or it will otherwise become difficult to accomplish the purpose of the Plan, Snow Brand Milk Products and Nippon Milk Community may, upon mutual consultation, alter the terms and conditions of the Share Transfer or the substance of the Plan or terminate the Share Transfer.
     Article 14: Consultation
     If any doubt arises over the matters provided for in the Plan or the interpretation of the Plan, Snow Brand Milk Products and Nippon Milk Community shall consult in good faith and try to settle the same amicably.

(Schedule)
ARTICLES OF INCORPORATION
OF
MEGMILK SNOW BRAND CO., LTD.
Chapter I. General Provisions
(Trade name)
     Article 1. The Company shall be called Yukijirushi Megmilk Kabushiki Kaisha, which shall be written MEGMILK SNOW BRAND Co., Ltd., in English.
(Location of head office)
     Article 2. The head office of the Company shall be located in Sapporo City.
(Objectives)
     Article 3. The objectives of the Company shall be to engage in the following businesses, as well as to control and manage the business activities of any company engaging in the following businesses and any foreign company engaging in businesses equivalent thereto by holding, directly or indirectly, the shares or ownership interests in such any company and foreign company:
(1)	Processing of milk and manufacture and sale of milk and milk products;

(2)	Manufacture and sale of fruit juices, soft drinks and carbonated drinks;

(3)	Manufacture and sale of confectionery, edible fats and oils, condiments and agricultural processed goods utilizing grains as ingredients;

(4)	Manufacture and sale of agricultural, livestock and marine products and processed food products thereof;

(5)	Manufacture and sale of ice creams and frozen foods;

(6)	Manufacture and sale of nursery items;

(7)	Manufacture and sale of pharmaceuticals, quasi-pharmaceuticals and cosmetics;

(8)	Manufacture and sale of liquors and alcohols;

(9)	Manufacture and sale of feedstuffs and seeds and seedlings;

(10)	Sale of daily necessaries and health appliances;

(11)	Operation of stock farms and agricultural farms;

(12)	Operation of eating and drinking establishments;

(13)	Operation of cultural, welfare and educational facilities;

(14)	Trucking business and warehousing business;

(15)	Lease, rent, sale, purchase, management, brokerage and appraisal of real estate;

(16)	Acquisition, planning, development, design, maintenance, lease and sale of industrial property rights and know-how, and acquisition, planning, development, design, maintenance, lease and sale of software with regard to information processing systems;

(17)	Design, execution, supervision of and contract for architectural works and equipment works;

(18)	Manufacture and sale of machines to manufacture foods and pharmaceuticals, wastewater treatment machines, general waste treatment machines, industrial waste treatment machines, industrial transportation machines, weighing machines, measuring instruments and analytical instruments, and business of training in respect thereof;

(19)	Product planning, development, quality testing and analytical testing of foods, pharmaceuticals, quasi-pharmaceuticals and cosmetics;

(20)	Receipt of orders for products, physical distribution management and inventory management of, foods, pharmaceuticals, quasi-pharmaceuticals and cosmetics;

(21)	Business of training in hygiene management at food product manufacturing plants and other facilities;

(22)	Administration of affairs concerning payroll accounting, bookkeeping, cash payments and receipts and account settlements and business of training in respect thereof;

(23)	Cash loans, fund-raising, foreign exchange transactions, fund management with regard to the businesses of related companies, and agency business therefor;

(24)	Administration of affairs concerning welfare services and insurance services;

(25)	Planning and implementation of public relations and planning and production concerning publicity and advertisements;

(26)	Operation, management and maintenance of hardware and networks of information processing systems;

(27)	Treatment of industrial waste;

(28)	Businesses under items 1 through 27 above upon entrustment by corporations and organizations;

(29)	Operation, management and management consulting services concerning business activities of related companies; and

(30)	Any and all businesses incidental or relating to any of the foregoing items.
(Organs)
     Article 4. The Company shall have the following organs in addition to the General Meeting of Shareholders and Directors:
(1)	The Board of Directors;

(2)	Corporate Auditors;

(3)	The Board of Corporate Auditors; and

(4)	Account Auditors.
(Method of public notice)
     Article 5. The method of public notice of the Company shall be electronic public notification; provided, however, that in case an accident or any other unavoidable cause renders public notice by such electronic public notification unavailable, such public notice shall be given by publication in the Nihon Keizai Shimbun.
Chapter II. Shares
(Total number of issuable shares)
     Article 6. The total number of shares issuable by the Company shall be 280,000,000 shares.
(Acquisition by the Company of its own shares)
     Article 7. The Company may, by resolution of the Board of Directors, purchase its own shares through market trade or otherwise pursuant to the provision of Article 165, paragraph 2 of the Corporation Law of Japan.
(Number of shares constituting one unit)
     Article 8. The number of shares constituting one (1) unit of shares of the Company shall be 100 shares.
(Rights in respect of less-than-one-unit shares)
     Article 9. Any shareholder (including beneficial shareholder; the same applies hereinafter) of the Company cannot exercise any right other than those listed below, in respect of his/her less-than-one-unit shares:
(1)	The rights as provided for in the items of Article 189, paragraph 2 of the Corporation Law of Japan;

(2)	The rights to request the acquisition of shares with rights to request a subscription for new shares pursuant to Article 166, paragraph 1 of the Corporation Law of Japan;

(3)	The rights to the allocation of shares and stock acquisition rights offered to shareholders, in proportion to the numbers of their respective shares; and

(4)	The rights to request an additional purchase of less-than-one-unit shares as provided for in Article 10 hereof.
(Additional purchase of less-than-one-unit shares)
     Article 10. Any shareholder of the Company shall have the right to request the Company to sell the number of shares that will, together with his/her less-than-one-unit shares, constitute a full unit of shares, in accordance as provided for in the Share Handling Regulations.
(Share registrar)
     Article 11.
     1. The Company shall have a share registrar.
     2. The share registrar and its place of business shall be selected by resolution of the Board of Directors and public notice shall be given thereof.
     3. The preparation and keeping of the register of shareholders and the register of stock acquisition rights of the Company and other affairs relating thereto shall be delegated to the share registrar and shall not be handled by the Company.
(Share Handling Regulations)
     Article 12. The procedures for the exercise of rights of shareholders of the Company and other handling and the fees therefor shall be governed by the Share Handling Regulations to be established by the Board of Directors as well as laws or ordinances or these Articles of Incorporation.

Chapter III. General Meetings of Shareholders
(Convocation)
     Article 13.
     1. The Ordinary General Meeting of Shareholders of the Company shall be convened in June of each year and an extraordinary General Meeting of Shareholders shall be convened as the necessity arises.
     2. Except as otherwise provided for in laws or ordinances, a General Meeting of Shareholders shall be convened by the Representative Directors in accordance with a resolution of the Board of Directors.
(Record date of the Ordinary General Meeting of Shareholders)
     Article 14. The record date for voting rights at the Ordinary General Meeting of Shareholders of the Company shall be March 31 of each year.
(Chairmanship)
     Article 15. A General Meeting of Shareholders shall be presided over by the President. When the President is unable to act, one of the other Directors shall act in his place in the order previously determined by the Board of Directors.
(Disclosure of reference documents for General Meeting of Shareholders, etc. via the Internet and deemed provision thereof)
     Article 16. If the Company discloses information relating to all matters that shall be described or stated in any reference document for the General Meeting of Shareholders, business report, financial statement and consolidated financial statement upon convening a General Meeting of Shareholders by a method utilizing the Internet in accordance with the Ordinance of the Ministry of Justice, the Company may be deemed to have provided its shareholders with such information.
(Method of resolution)
     Article 17.
     1. Unless otherwise provided for in laws or ordinances or in these Articles of Incorporation, a resolution at a General Meeting of Shareholders shall be adopted by a majority of the votes of the shareholders present who are entitled to vote.
     2. Resolutions as provided for in Article 309, paragraph 2 of the Corporation Law of Japan shall be adopted at a General Meeting of Shareholders at which shareholders holding one-third (1/3) or more of voting rights of the shareholders entitled to vote shall be present, by two-thirds (2/3) or more of the voting rights of the shareholders so present.
(Exercise of voting rights by proxy)
     Article 18.
     1. A shareholder may exercise his/her voting rights by proxy, who shall be a shareholder of the Company having voting rights.

     2. The shareholder who will exercise his/her voting rights by proxy or the proxy shall submit a document evidencing a power of representation to the Company for each General Meeting of Shareholders.
(Minutes)
     Article 19. The substance of the proceedings of each General Meeting of Shareholders and the resultant actions taken thereat, as well as other matters as provided for in laws or ordinances, shall be entered or recorded in minutes.
Chapter IV. Directors and the Board of Directors
(Number)
     Article 20. The Company shall have not more than 20 Directors.
(Election)
     Article 21.
     1. A resolution for the election of Directors shall be adopted at a General Meeting of Shareholders at which shareholders holding one-third (1/3) or more of voting rights of the shareholders entitled to vote shall be present, by a majority of the voting rights of the shareholders so present.
     2. No resolution for the election of Directors shall be made by cumulative voting.
(Dismissal)
     Article 22. A resolution for the dismissal of Directors shall be adopted at a General Meeting of Shareholders at which shareholders holding one-third (1/3) or more of voting rights of the shareholders entitled to vote shall be present, by two-thirds (2/3) or more of the voting rights of the shareholders so present.
(Term of office)
     Article 23.
     1. The term of office of Directors shall expire at the close of the Ordinary General Meeting of Shareholders relating to the last fiscal year to end within two (2) years after their assumption of office.
     2. The term of office of a Director elected to fill a vacancy created by the retirement of a Director prior to the expiration of his/her term of office shall expire at such time as the term of office of the Director would expire.
(Representative Directors)
     Article 24. The Board of Directors shall, by its resolution, appoint a Representative Director or Directors.

(Directors with specific titles)
     Article 25. The Board of Directors may, by its resolution, elect one (1) Chairman of the Board, one (1) Deputy Chairman of the Board, one (1) President and one (1) or more Executive Vice Presidents, Senior Managing Directors and Managing Directors.
(Board of Directors)
     Article 26.
     1. The Board of Directors shall make decisions on the execution of important business of the Company as well as all matters provided for in laws or ordinances or in these Articles of Incorporation.
     2. The convocation and chairmanship of meetings of the Board of Directors shall be as provided for by the Board of Directors.
     3. A notice for the convocation of a meeting of the Board of Directors under the foregoing paragraph shall be dispatched to each Director and each Corporate Auditor no later than three (3) days prior to the date of the meeting; provided, however, that such period of notice may be shortened in the case of urgency.
     4. A meeting of the Board of Directors may be held without following the above convocation procedures, with the consent of all the Directors and Corporate Auditors.
     5. Resolutions of the Board of Directors shall be adopted at its meeting at which a majority of the Directors entitled to participate in the voting shall be present, by a majority of the Directors so present.
     6. The substance of the proceedings of each meeting of the Board of Directors and the resultant actions taken thereat, as well as other matters provided for in laws or ordinances, shall be entered or recorded in minutes, to which the Directors and Corporate Auditors present thereat shall affix their names and seals or their electronic signatures and which shall be kept on file by the Company at its head office for ten (10) years.
(Omission of resolution at meeting of the Board of Directors)
     Article 27. If the requirements under Article 370 of the Corporation Law of Japan are fulfilled, the Company shall deem that a resolution was adopted by the Board of Directors.
(Advisors, Counselors and Senior Counselors)
     Article 28. The Company may, by resolution of the Board of Directors, have Advisors, Counselors and Senior Counselors.
(Remuneration, etc.)
     Article 29. Remuneration, bonuses and other proprietary benefits (“remuneration, etc.”) Directors may receive from the Company in consideration of the execution of their duties shall be determined by resolution of the General Meeting of Shareholders.
(Indemnification of Directors)
     Article 30.
     1. The Company may, by resolution of the Board of Directors, exempt any Director (including any former Director) from liabilities for any damage arising from a default in his/her duties to the extent allowed by laws or ordinances, pursuant to the provision of Article 426, paragraph 1 of the Corporation Law of Japan.
     2. The Company may enter into an agreement with any outside Director to limit liabilities for any damage arising from a default in his/her duties, pursuant to the provision of Article 427, paragraph 1 of the Corporation Law of Japan; provided, however, that the limit on his/her liability under such agreement shall be the higher of the amount previously determined but not less than ¥10,000,000 and the amount as provided for in laws or ordinances.
Chapter V. Corporate Auditors and the Board of Corporate Auditors
(Number of Corporate Auditors)
     Article 31. The Company shall have not more than four (4) Corporate Auditors.
(Election)
     Article 32. A resolution for the election of Corporate Auditors shall be adopted at a General Meeting of Shareholders at which shareholders holding one-third (1/3) or more of voting rights of the shareholders entitled to vote shall be present, by a majority of the voting rights of the shareholders so present.
(Term of office)
     Article 33.
     1. The term of office of Corporate Auditors shall expire at the close of the Ordinary General Meeting of Shareholders relating to the last fiscal year to end within four (4) years after their assumption of office.
     2. The term of office of a Corporate Auditor elected to fill a vacancy created by the retirement of a Corporate Auditor prior to the expiration of his/her term of office shall expire at such time as the term of office of the Corporate Auditor would expire.
(Full-time Corporate Auditors)
     Article 34. The Board of Corporate Auditors shall, by its resolution, appoint a Full-time Corporate Auditor or Auditors.
(Board of Corporate Auditors)
     Article 35.
     1. A notice for the convocation of a meeting of the Board of Corporate

Auditors shall be dispatched to each Corporate Auditor no later than three (3) days prior to the date of the meeting; provided, however, that such period of notice may be shortened in the case of urgency.
     2. A meeting of the Board of Corporate Auditors may be held without following the above convocation procedures, with the consent of all the Corporate Auditors.
     3. Resolutions of the Board of Corporate Auditors shall be adopted by a majority of the Corporate Auditors unless otherwise provided for in laws or ordinances.
     4. The substance of the proceedings of each meeting of the Board of Corporate Auditors and the resultant actions taken thereat, as well as other matters provided for in laws or ordinances, shall be entered or recorded in minutes, to which the Corporate Auditors present thereat shall affix their names and seals or their electronic signatures and which shall be kept on file by the Company at its head office for ten (10) years.
(Remuneration, etc.)
     Article 36. Remuneration, etc. of Corporate Auditors shall be determined by resolution of the General Meeting of Shareholders.
(Indemnification of Corporate Auditors)
     Article 37.
     1. The Company may, by resolution of the Board of Directors, exempt any Corporate Auditor (including any former Corporate Auditor) from liabilities for any damage arising from a default in his/her duties to the extent allowed by laws or ordinances, pursuant to the provision of Article 426, paragraph 1 of the Corporation Law of Japan.
     2. The Company may enter into an agreement with any outside Corporate Auditor to limit liabilities for any damage arising from a default in his/her duties, pursuant to the provision of Article 427, paragraph 1 of the Corporation Law of Japan; provided, however, that the limit on his/her liability under such agreement shall be the higher of the amount previously determined but not less than ¥10,000,000 and the amount as provided for in laws or ordinances.
Chapter VI. Accounts
(Fiscal year)
     Article 38. The fiscal year of the Company shall be annual, commencing on April 1 of each year and ending on March 31 of the following year.
(Distribution of retained earnings)
     Article 39.
     1. The record date for year-end dividends of the Company shall be March 31 of each year. Year-end dividends shall be paid to the shareholders or registered pledgees on shares entered or recorded in the final register of shareholders as of the record date.

     2. In the event that dividends are distributed in cash, the Company shall be relieved of the obligation of payment of such dividends remaining unreceived upon expiration of full five (5) years from the day on which such dividends became due and payable.
     3. Any cash mentioned in the foregoing paragraph shall bear no interest.
Chapter VII. Takeover Defense Plan
(Matters for resolution)
     Article 40.
     1. The General Meeting of Shareholders may adopt a resolution for the introduction of a takeover defense plan in addition to all matters provided for in the Corporation Law of Japan.
     2. Any takeover defense plan introduced by resolution of the General Meeting of Shareholders may be revised or abolished by resolution of the Board of Directors.
Supplementary Provisions
(First fiscal year)
     Article 1. Notwithstanding the provision of Article 38 hereof, the first fiscal year of the Company shall commence on the date of incorporation of the Company and end on March 31, 2010.
(Remuneration of first Directors and Corporate Auditors)
     Article 2. Notwithstanding the provisions of Article 29 and Article 36 hereof, the amount of Remuneration, etc. of the Directors for the period from the date of incorporation of the Company to the close of the first Ordinary General Meeting of Shareholders shall be not more than one billion (1,000,000,000) yen and that of the Corporate Auditors shall be not more than two hundred million (200,000,000) yen.
(Deletion of Supplementary Provisions)
     Article 3. Articles 1, 2 and 3 of these Supplementary Provisions shall be deleted as at the close of the first Ordinary General Meeting of Shareholders.